Exhibit 99.1

Clean Energy Signs Agreement with Amazon for Low and Negative Carbon RNG

NEWPORT BEACH, Calif. – April 19, 2021 – Clean Energy Fuels Corp. (Nasdaq: CLNE) today announced that it has signed an agreement with Amazon (Nasdaq: AMZN) to provide low and negative carbon renewable natural gas (RNG). The fuel will be provided at 27 existing Clean Energy fueling stations and another 19 non-exclusive new or upgraded Clean Energy-owned stations that Clean Energy expects to be constructed by the end of the year. The new and existing stations will provide RNG in 15 different states.

“If the world is really going to tackle the issue of climate change, all of us need to find solutions that work both environmentally and economically, and that is exactly what this agreement supports,” said Andrew J. Littlefair, CEO and president of Clean Energy. “Clean Energy was the first to commercially make RNG available as a vehicle fuel in 2013 and now fuels tens of thousands of vehicles across the country every day.”

In addition, the company has issued a warrant to Amazon. For more information, refer to Clean Energy’s Form 8-K.

About Clean Energy

Clean Energy Fuels Corp. is the country’s leading provider of the cleanest fuel for the transportation market. Through its sales of renewable natural gas (RNG), which is derived from biogenic methane produced by the breakdown of organic waste, Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas from 60% to over 400% depending on the source of the RNG, according to the California Air Resources Board. Clean Energy can deliver RNG through compressed natural gas (CNG) and liquefied natural gas (LNG) to its network of fueling stations across the U.S. Clean Energy builds CNG and LNG fueling stations for the transportation market, operates a network of 565 stations across the U.S. and Canada, owns natural gas liquefaction facilities in California and Texas, and transports bulk CNG and LNG to non-transportation customers around the U.S. For more information, visit www.cleanenergyfuels.com and follow @CE_NatGas.

Clean Energy Contact:

Raleigh Gerber

949-437-1397

Raleigh.gerber@cleanenergyfuels.com

Investors Contact:

investors@cleanenergyfuels.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties, and assumptions, including without limitation statements about the benefits of RNG, the number of new and existing stations, and the warrant issued to Amazon. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. The forward-looking statements made herein speak only as of the date of this press release and, unless otherwise required by law, Clean Energy undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additionally, the reports and other documents Clean Energy files with the SEC (available at www.sec.gov) contain risk factors, which may cause actual results to differ materially from the forward-looking statements contained in this news release.

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